Sunshine Bancorp, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Andrew Samuel

813.752.6193

SUNSHINE BANCORP, INC. APPOINTS GEORGE PARMER
TO BOARD OF DIRECTORS

Company Release – November 19, 2014

PLANT CITY, FL – Andrew Samuel, president, chief executive officer, and director of Sunshine Bancorp, Inc. (NASDAQ: SBCP) and Sunshine State Bank, is pleased to announce the appointment of George Parmer to the Board of Directors.

“We are very pleased to welcome George to our board,” said Ray Rollyson, chairman of the board.  “George has an impressive background that demonstrates his executive leadership, and he will be a significant addition to our organization.”

A diverse business leader, Mr. Parmer holds active roles in a number of organizations.  He is the founder, president and CEO of Fine Line Homes, a family-owned company that started building homes in 1972.  He is also the president and CEO of Residential Warranty Corporation, a leading provider of insured new home warranties to the building industry.  In addition to his business venues, Mr. Parmer was a licensed public accountant, a member of the National Association of Accountants, and is currently a member of the National Association of Home Builders.

“George brings substantial commercial industry experience and leadership that will be a tremendous asset to our strategic growth initiatives,” said Andrew Samuel. “His past professional successes and insights will be a wonderful complement to our existing board of directors.”

Married, with four children and four grandchildren, Mr. Parmer is an active community member.  He has served as Board Director at Fulton Bank, and currently serves on the Board of Messiah College as well as various committees including Chairman of the Finance Committee and Chairman of the Investments and Endowment Committee.

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About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine State Bank.  First organized in 1954 under the name First Federal Savings and Loan Association of Plant City, in 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine State Bank was adopted.  Operations are conducted from the main office in Plant City, Florida. The Company provides financial services to individuals, families and businesses primarily located in Hillsborough County and Pasco County, Florida.  For further information, visit the Company website www.sunshinestatefederal.com.  Member FDIC, Equal Housing Lender.

Safe Harbor for Forward-Looking Statements

The Press Release contains forward-looking statements.  Any statements about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  The statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties.  The Company’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including the factors that are more fully described in the Company’s filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on such statements.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.